Exhibit 99.1

Investor Relations inquiries: Jerome Holland Matson, Inc. 510.628.4021 jholland@matson.com	Media inquiries: Keoni Wagner Matson, Inc. 510.628.4534 kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES FOURTH QUARTER EPS OF $0.60, FULL YEAR EPS OF $2.34, AND PROVIDES 2016 OUTLOOK

•                  Hawaii container volume up 17.8% YOY in 4Q15 and up 8.1% in Full Year 2015

•                  2015 Net Income of $103.0 million versus $70.8 million in 2014, up 45.5% YOY

•                  4Q15 Diluted EPS of $0.60, negatively impacted by Horizon Acquisition SG&A costs of $0.08 per share

•                  2015 Diluted EPS of $2.34, up 43.6%, negatively impacted by Horizon Acquisition SG&A costs of $0.41 per share

•                  2015 EBITDA of $302.1 million versus $230.1 million in 2014, up 31.3% YOY

•                  2015 Return on Invested Capital of 14.1% and Free Cash Flow per Share of $4.03

HONOLULU, Hawaii (February 23, 2016) — Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $26.6 million, or $0.60 per diluted share for the quarter ended December 31, 2015.  Net income for the quarter ended December 31, 2014 was $27.8 million, or $0.63 per diluted share.  Consolidated revenue for the fourth quarter 2015 was $494.8 million compared with $443.5 million reported for the fourth quarter 2014.

For the full year 2015, Matson reported net income of $103.0 million, or $2.34 per diluted share compared with $70.8 million, or $1.63 per diluted share in 2014.  Consolidated revenue for the full year 2015 was $1,884.9 million, compared with $1,714.2 million in 2014.

Matt Cox, Matson’s President and Chief Executive Officer, commented, “2015 was an exceptional year for Matson.  Financially, it was the best year in our history.  Strategically, we substantially grew our ocean transportation platform with the acquisition of the Alaska trade and we reinforced our position as the service leader in Hawaii, Guam, China and Micronesia.”

Mr. Cox added, “In 2016, we expect to continue to deliver strong operating results, although modestly lower than the record level achieved in 2015.  Matson’s core businesses are well-positioned to generate significant cash flow to pay down debt, fund growth initiatives, including our new vessel investments, and return capital to shareholders via both dividends and share repurchases.  The integration of our Alaska operations continues to progress well and will remain a focus this year.  Our investment in Alaska is supported by the attractive cash flow and earnings generation characteristics of the business and is on track to achieve our earnings and cash flow accretion expectations.”

Fourth Quarter 2015 Discussion and 2016 Outlook

Ocean Transportation:

In the fourth quarter 2015, the Hawaii trade experienced modest westbound market growth and, as expected, Matson achieved meaningful volume gains as it deployed additional vessels in response to a competitor’s service reconfiguration.  The Company believes that the Hawaii economy remains healthy and expects the continued progress of the construction cycle in urban Honolulu to generate modest volume growth.  As a result, for the full year 2016, the Company expects its Hawaii container volume to be moderately higher than 2015.

In the China trade, despite freight rates for other ocean carriers reaching historic lows, the Company achieved average freight rates that approximated the strong rates achieved in the fourth quarter 2014.  And, as expected, the Company’s China volume in the fourth quarter 2015 was moderately lower due to one fewer sailing, the absence of the extraordinarily high demand experienced in the fourth quarter 2014 during the U.S. West Coast labor disruptions, and market softness.  In 2016, international vessel overcapacity is expected to persist with vessel deliveries outpacing demand growth and putting continued pressure on international ocean carrier freight rates.  The Company expects its expedited service to continue to realize a sizeable premium and maintain high vessel utilization in 2016, albeit at average freight rates that are significantly lower than 2015.

In Guam, economic activity in the fourth quarter 2015 was stable and the Company achieved modest volume growth as the expected launch of a new competitor’s bi-weekly U.S. flagged containership service to Guam was delayed until early 2016.  For the full year 2016, the Company expects to experience competitive volume losses to this new service.

In Alaska, volume for the fourth quarter 2015 was approximately 14,200 containers.  In 2016, the Company expects Alaska volume to be modestly lower than the total 67,300 containers carried by Horizon and Matson in 2015.  The Company intends to operate a base deployment of three containerships in Alaska and expects to complete the installation of exhaust gas scrubbers on those ships in 2016.  The Company’s integration of the Alaska operations is progressing well and is expected to be substantially complete by the end of the third quarter 2016.  Selling, general and administrative expenses related to the Horizon Acquisition are not expected to materially exceed the incremental run-rate target of $15.0 million per year in 2016.  Further, the Company continues to expect to achieve its earnings and cash flow accretion targets for the Horizon Acquisition by mid-2017.

The Company’s terminal joint venture, SSAT, continued to benefit from improved lift volume during the fourth quarter.  For the full year 2016, the Company expects SSAT to contribute profits modestly lower than the $16.5 million contributed in 2015, primarily due to the absence of factors related to the clearing of international cargo backlog in the first half of 2015 that resulted from the U.S. West Coast labor disruptions.

For the full year 2016, the Company expects that Ocean Transportation operating income to be modestly lower than the $187.8 million achieved in 2015.  In the first quarter 2016, the Company expects operating income to be approximately 25 percent lower than the first quarter 2015 level of $43.9 million.

Logistics: Volume declines in Logistics’ businesses extended into the fourth quarter 2015 and the Company achieved an operating income margin of 2.5 percent.  The Company expects 2016 operating income to modestly exceed the 2015 level of $8.5 million, driven by volume growth and continued expense control.

Interest Expense: The Company expects its interest expense in 2016 to be approximately $19.0 million.

Income Tax Expense: The Company expects its effective tax rate for the full year 2016 to be approximately 39.0 percent.

Capital Spending and Vessel Dry-docking: For the full year 2015, the Company made maintenance capital expenditures of $46.9 million, scheduled contract payments for its two vessels under construction of  $20.9 million, and dry-docking payments of $25.7 million.  For the full year 2016, the Company expects to make maintenance capital expenditures of approximately $65 million, scheduled new vessel construction progress payments of $67.2 million, and dry-docking payments of approximately $60 million.  For the full year 2016, the Company expects depreciation and amortization to total approximately $133 million compared to $105.8 million in 2015, inclusive of dry-docking amortization of approximately $35 million expected in 2016 and $23.1 million in 2015.

Results By Segment

Ocean Transportation — Three months ended December 31, 2015 compared with 2014

	Three Months Ended December 31
(dollars in millions)	2015	2014	Change
Ocean Transportation revenue	$401.0	$333.2	20.3%
Operating costs and expenses	(357.4)	(286.9)	24.6%
Operating income	$43.6	$46.3	(5.8)%
Operating income margin	10.9%	13.9%

Volume (Units) (1)
Hawaii containers	40,400	34,300	17.8%
Hawaii automobiles	18,500	14,500	27.6%
Alaska containers	14,200	—	—
China containers	13,600	17,600	(22.7)%
Guam containers	6,500	6,300	3.2%
Micronesia/South Pacific containers	3,700	4,100	(9.8)%

(1)         Approximate container volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.

Ocean Transportation revenue increased $67.8 million, or 20.3 percent, during the fourth quarter 2015 compared with the fourth quarter 2014.  This increase was primarily due to the inclusion of revenue from the Company’s acquired Alaska operations, higher container volume and yield in Hawaii, partially offset by lower fuel surcharge revenue and lower container volume in the Company’s China service.

Alaska volume included in the Company’s fourth quarter results reflects the second full quarter of operations post-closing the acquisition on May 29, 2015.  On a year over year basis, Hawaii container volume increased by 17.8 percent primarily due to volume gains resulting from a competitor’s service reconfiguration, and modest market growth; China volume was 22.7 percent lower due to one fewer sailing, the absence of the extraordinarily high demand experienced in the fourth quarter 2014 during the U.S. West Coast labor disruptions, and market softness in the fourth quarter 2015; and Guam volume increased by 3.2 percent due to the timing of select shipments.  Hawaii automobile volume was 27.6 percent higher in the fourth quarter 2015 compared with the fourth quarter 2014, primarily due to the aforementioned competitor service reconfiguration.

Ocean Transportation operating income decreased $2.7 million during the fourth quarter 2015 compared with the fourth quarter 2014.  The decrease was primarily due to lower China volume, additional selling, general and administrative expenses related to the Horizon Acquisition, higher vessel operating expenses related to the deployment of additional vessels in the Hawaii trade, higher terminal handling expenses, and the timing of fuel surcharge collections.  Partially offsetting these unfavorable items were container volume and yield improvements in Hawaii, improved results at SSAT, and the inclusion of operating results for the Alaska trade.

The Company’s SSAT terminal joint venture investment contributed $3.4 million during the fourth quarter 2015, compared to a $1.2 million contribution in the fourth quarter 2014.  The increase was primarily attributable to improved lift volume.

Ocean Transportation — Year ended December 31, 2015 compared with 2014

	Year Ended December 31
(dollars in millions)	2015	2014	Change
Ocean Transportation revenue	$1,498.0	$1,278.4	17.2%
Operating costs and expenses	(1,310.2)	(1,147.3)	14.2%
Operating income	$187.8	$131.1	43.2%
Operating income margin	12.5%	10.3%

Volume (Units) (1)
Hawaii containers	149,500	138,300	8.1%
Hawaii automobiles	70,000	70,600	(0.8)%
Alaska containers (2)	39,100	—	—
China containers	59,200	62,000	(4.5)%
Guam containers	24,200	24,600	(1.6)%
Micronesia/South Pacific containers	14,000	14,800	(5.4)%

(1)         Approximate container volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.

(2)         Alaska container volumes represent operations from May 29, 2015.

Ocean Transportation revenue increased $219.6 million, or 17.2 percent, during the year ended December 31, 2015 compared with the year ended December 31, 2014.  This increase was primarily due to the inclusion of revenue from the Company’s acquired Alaska operations, higher container volume and yield in Hawaii, and higher freight rates in the Company’s China service, partially offset by lower fuel surcharge revenue and lower volume in the South Pacific and China.

Alaska volume included in the Company results reflects operations from May 29, 2015.  On a year over year basis, Hawaii container volume increased by 8.1 percent primarily due to volume gains resulting from a competitor’s service reconfiguration, and modest market growth; China volume was 4.5 percent lower due to one fewer sailing, the absence of the extraordinarily high demand experienced in the fourth quarter 2014 during the U.S. West Coast labor disruptions, and market softness in the fourth quarter 2015; Guam volume declined by 1.6 percent due to the timing of select shipments; and Hawaii automobile volume was essentially flat.

Ocean Transportation operating income increased $56.7 million during the year ended December 31, 2015 compared with the year ended December 31, 2014.  The increase was primarily due to higher freight rates in China, container volume and yield improvements in Hawaii, the inclusion of operating results for the Alaska trade, and improved results at SSAT.  Partially offsetting these favorable operating income items were additional selling, general and administrative expenses primarily due to the Horizon Acquisition, higher vessel operating expenses related to the deployment of additional vessels in the Hawaii trade, higher terminal handling expenses, lower China container volume, and costs related to the Company’s settlement with the State of Hawaii (the “Molasses Settlement”).

The Company’s SSAT terminal joint venture investment contributed $16.5 million during the year ended December 31, 2015, compared to a $6.6 million contribution in the year ended December 31, 2014.  The increase was primarily attributable to the clearing of international carrier cargo backlog and improved lift volume.

Logistics — Three months ended December 31, 2015 compared with 2014

	Three Months Ended December 31
(dollars in millions)	2015	2014	Change
Intermodal revenue	$50.8	$58.2	(12.7)%
Highway revenue	43.0	52.1	(17.5)%
Total Logistics Revenue	93.8	110.3	(15.0)%
Operating costs and expenses	(91.5)	(107.2)	(14.6)%
Operating income	$2.3	$3.1	(25.8)%
Operating income margin	2.5%	2.8%

Logistics revenue decreased $16.5 million, or 15.0 percent, during the fourth quarter 2015 compared with the fourth quarter 2014.  This decrease was primarily the result of lower highway and intermodal and volume and lower fuel surcharge revenue.

Logistics operating income decreased $0.8 million, during the fourth quarter 2015 compared with the fourth quarter 2014, primarily due to lower highway volume and yield, partially offset by improved intermodal yield.

Logistics — Year ended December 31, 2015 compared with 2014

	Year Ended December 31
(dollars in millions)	2015	2014	Change
Intermodal revenue	$209.0	$243.5	(14.2)%
Highway revenue	177.9	192.3	(7.5)%
Total Logistics Revenue	386.9	435.8	(11.2)%
Operating costs and expenses	(378.4)	(426.9)	(11.4)%
Operating income	$8.5	$8.9	(4.5)%
Operating income margin	2.2%	2.0%

Logistics revenue decreased $48.9 million, or 11.2 percent, during the year ended December 31, 2015 compared to the year ended December 31, 2014.  This decrease was primarily the result of lower intermodal and highway volume and lower fuel surcharge revenue, partially offset by favorable changes in business mix and increased warehouse revenue.

Logistics operating income decreased $0.4 million during the year ended December 31, 2015 compared to the year ended December 31, 2014.  The decrease was primarily due to lower intermodal and highway volume, partially offset by warehouse operating improvements and improved yield.

EBITDA, ROIC, Cash Flow and Capital Allocation

Matson generated EBITDA of $76.4 million during the fourth quarter 2015, compared to $71.5 million in the fourth quarter 2014.  Absent $6.1 million of selling, general and administrative expenses related to the Horizon Acquisition in excess of the Company’s incremental run-rate target, fourth quarter EBITDA would have been $82.5 million.

For the full year 2015, Matson generated EBITDA of $302.1 million compared to $230.1 million in 2014, an increase of $72.0 million, or 31.3 percent.  Absent $29.6 million of selling, general and administrative expenses related to the Horizon Acquisition in excess of the Company’s incremental run-rate target and the $13.3 million Molasses Settlement, 2015 EBITDA would have been $345.0 million.

For the full year 2015, the Company earned a Return on Invested Capital of 14.1 percent compared to 11.9 percent in 2014.  Cash flow from operations for 2015 was $245.3 million compared to $165.7 million in 2014.  Capital expenditures for the year ended December 31, 2015 totaled $67.8 million, compared with $27.9 million in 2014.

As previously announced, Matson’s Board of Directors’ declared a cash dividend of $0.18 per share payable on March 3, 2016 to shareholders of record on February 11, 2016.

During the fourth quarter 2015, Matson’s Board of Directors authorized a share repurchase program for up to 3.0 million shares of common stock, representing approximately seven percent of the Company’s issued and outstanding common stock, through November 2, 2018.  During the fourth quarter 2015, Matson repurchased 130,000 shares of common stock at an average price of $45.73 per share.  Since the inception of the share repurchase program in November 2015 and as of February 22, 2016, Matson had repurchased a total of 460,500 shares of common stock at an average price of $40.90 per share. An additional 2,539,500 shares are authorized for repurchase under the program.

Debt Levels

Total debt as of December 31, 2015 was $429.9 million, of which $407.9 million was long-term debt.  The ratio of Net Debt to last twelve month EBITDA was 1.3 as of December 31, 2015.

Teleconference and Webcast

A conference call is scheduled today at 4:30 p.m. EST when Matt Cox, President and Chief Executive Officer, and Joel Wine, Senior Vice President and Chief Financial Officer, will discuss Matson’s fourth quarter and full year 2015 results.

Date of Conference Call:	Tuesday, February 23, 2016

Scheduled Time:	4:30 p.m. EST / 1:30 p.m. PST / 11:30 a.m. HST

Participant Toll Free Dial In #:	1-877-312-5524

International Dial In #:	1-253-237-1144

The conference call will be broadcast live along with a slide presentation on the Company’s website at www.matson.com; Investor Relations.  A replay of the conference call will be available approximately two hours after the call through March 1, 2016 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 30669536.  The slides and audio webcast of the conference call will be archived for one full quarter on the Company’s Investor Relations page of the Matson website.

About the Company

Founded in 1882, Matson is a leading U.S. carrier in the Pacific.  Matson provides a vital lifeline to the economies of Hawaii, Alaska, Guam, Micronesia and select South Pacific islands, and operates a premium, expedited service from China to Southern California.  The Company’s fleet of 23 vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges.  Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout the continental U.S.  Its integrated, asset-light logistics services include rail intermodal, highway brokerage and warehousing.  Additional information about Matson, Inc. is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and information to be discussed in the conference call include non-GAAP measures.  While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period.  These non-GAAP measures include, but are not limited to, Earnings Before Interest, Depreciation and Amortization (“EBITDA”), Free Cash Flow per Share, Return on Invested Capital (“ROIC”) and Net Debt/EBITDA.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding earnings, operating income and cash flow expectations, expenses, integration of Alaska operations, trends in volumes, construction cycles in Hawaii, vessel deployments, timing of the installation of exhaust gas scrubbers on vessels, the absence of an international cargo backlog that existed in 2015, and tax rates.  These statements  that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to regional, national and international economic conditions; new or increased competition or improvements in competitors’ service levels; fuel prices and our ability to collect fuel surcharges; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; our ability to maintain volume growth in the Hawaii trade lane; consummating and integrating acquisitions, including the timing of the continuing integration of Horizon and the expenses incurred related to the integration of Horizon; conditions in the financial markets; changes in our credit profile and our future financial performance; the timing, amount and manner of share repurchases and the ability to return capital to shareholders through the share repurchase program; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; the potential for changes in the Company’s operations or regulatory compliance obligations and potential governmental agency claims, disputes, legal or other proceedings, fines, penalties, natural resource damages, inquiries or investigations or other regulatory actions relating to the removal of the molasses tank farm and pier risers at Sand Island Terminal; repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; and the occurrence of marine accidents, poor weather or natural disasters.  These forward-looking statements are not guarantees of future performance.  This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.  We do not undertake any obligation to update our forward-looking statements.

# # #

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three-Months Ended		Year Ended
	December 31		December 31
(in millions, except per share amounts)	2015	2014	2015	2014
Operating Revenue:
Ocean transportation	$401.0	$333.2	$1,498.0	$1,278.4
Logistics	93.8	110.3	386.9	435.8
Total operating revenue	494.8	443.5	1,884.9	1,714.2

Costs and Expenses:
Operating costs	402.6	355.0	1,510.1	1,433.5
Equity in income of related party terminal joint venture	(3.4)	(1.2)	(16.5)	(6.6)
Selling, general and administrative	49.7	40.3	195.0	147.3
Total Costs and Expenses	448.9	394.1	1,688.6	1,574.2

Operating Income	45.9	49.4	196.3	140.0
Interest expense	(4.9)	(4.3)	(18.5)	(17.3)
Income before Income Taxes	41.0	45.1	177.8	122.7
Income tax expense	(14.4)	(17.3)	(74.8)	(51.9)
Net Income	$26.6	$27.8	$103.0	$70.8

Basic Earnings Per Share:	$0.61	$0.65	$2.37	$1.65
Diluted Earnings Per Share:	$0.60	$0.63	$2.34	$1.63

Weighted Average Number of Shares Outstanding:
Basic	43.6	43.1	43.5	43.0
Diluted	44.1	43.7	44.0	43.4

Cash Dividends Per Share	$0.18	$0.17	$0.70	$0.66

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
(in millions)	2015	2014
ASSETS
Cash and cash equivalents	$25.5	$293.4
Other current assets	252.4	226.1
Total current assets	277.9	519.5
Investment in related party terminal joint venture	66.4	64.4
Property and equipment, net	860.3	691.2
Goodwill	241.6	27.4
Intangible assets, net	139.1	2.5
Capital Construction Fund - cash on deposit	—	27.5
Other long-term assets	84.5	69.3
Total assets	$1,669.8	$1,401.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of debt	$22.0	$21.6
Other current liabilities	275.6	201.9
Total current liabilities	297.6	223.5

Long-term debt	407.9	352.0
Deferred income taxes	310.5	308.4
Other long-term liabilities	203.2	154.1
Total long-term liabilities	921.6	814.5

Total shareholders’ equity	450.6	363.8
Total liabilities and shareholders’ equity	$1,669.8	$1,401.8

MATSON, INC. AND SUBSIDIARIES

Net Debt to EBITDA and EBITDA Reconciliations

(Unaudited)

December 31,
(In millions)	2015
Total Debt:	$429.9
Less: Total cash and cash equivalents	(25.5)
Net Debt	$404.4

	Three-Months Ended December 31
(In millions)	2015	2014	Change
Net Income	$26.6	$27.8	$(1.2)
Add: Income tax expense	14.4	17.3	(2.9)
Add: Interest expense	4.9	4.3	0.6
Add: Depreciation and amortization	24.2	17.0	7.2
Add: Drydock amortization	6.3	5.1	1.2
EBITDA (1)	$76.4	$71.5	$4.9

Add: Acquisition related SG&A in excess of run-rate target	6.1	—	6.1
EBITDA (before Acquisition SG&A )	$82.5	$71.5	$11.0

	Year Ended December 31
(In millions)	2015	2014	Change
Net Income	$103.0	$70.8	$32.2
Add: Income tax expense	74.8	51.9	22.9
Add: Interest expense	18.5	17.3	1.2
Add: Depreciation and amortization	82.7	69.0	13.7
Add: Drydock amortization	23.1	21.1	2.0
EBITDA (1)	$302.1	$230.1	$72.0

Add: Acquisition related SG&A in excess of run-rate target	29.6	—	29.6
Add: Molasses Settlement	13.3	1.0	12.3
EBITDA (before Acquisition SG&A and Molasses Settlement)	$345.0	$231.1	$113.9

(1)         EBITDA is defined as the sum of net income, less income or loss from discontinued operations, plus income tax expense, interest expense and depreciation and amortization (including deferred dry-docking amortization).  EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity.  Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.

MATSON, INC. AND SUBSIDIARIES

Diluted Earnings per Share Impact of Acquisition Related SG&A

(Unaudited)

(in millions, except per share amount)	Three Months Ended December 31, 2015	Year Ended December 31, 2015
Acquisition related SG&A in excess of run-rate target	6.1	29.6
Less: Income tax expense effect of Acquisition related SG&A in excess of run-rate target	(2.4)	(11.7)
After-tax Impact	3.7	17.9
Weighted Average Number of Shares - Diluted	44.1	44.0
Diluted Earnings per share Impact	$0.08	$0.41

Free Cash Flow per Share Reconciliation

(Unaudited)

(in millions, except per share amount)	Year Ended December 31, 2015
Cash flow from operations	$245.3
Less: Capital expenditures	(67.8)
Free Cash Flow	177.5
Weighted Average Number of Shares — Diluted	44.0
Free Cash Flow per Share	$4.03

Return on Invested Capital

(Unaudited)

(in millions)	Year Ended December 31
	2015	2014
Net Income	$103.0	$70.8
Add: Interest expense (tax effected) (1)	10.7	10.0
Total Return	$113.7	$80.8

Average Total Debt	401.8	329.9
Average Shareholders’ Equity	407.2	351.0
Total Invested Capital	$809.0	$680.9
ROIC	14.1%	11.9%

(1) The effective tax rate is 42.1% for 2015 and 42.3% for 2014